Exhibit 99.1

Plymouth Industrial REIT Announces Agreement to Be Acquired by Makarora for $2.1 Billion

BOSTON, October 24, 2025 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company” or “Plymouth”) today announced that it has entered into a definitive merger agreement (the “Merger Agreement”) under which entities affiliated with Makarora Management LP ("Makarora"), along with Ares Alternative Credit funds (“Ares”), will acquire all outstanding shares of Plymouth’s common stock and all outstanding limited partnership interests of Plymouth Industrial OP, LP for $22.00 per share, in an all-cash transaction valued at approximately $2.1 billion, including the assumption of certain outstanding debt.

The purchase price represents a premium of approximately 50% to Plymouth’s unaffected closing common stock price on August 18, 2025, the last trading day prior to the filing of a Schedule 13D by affiliates of Sixth Street Partners, LLC disclosing a non-binding proposal to acquire all of the outstanding shares of Plymouth’s common stock.

“This all-cash transaction will deliver significant, immediate and certain value to Plymouth shareholders,” said Jeff Witherell, CEO and Co-Founder of Plymouth.

“Plymouth’s portfolio of cost-competitive industrial assets in the Midwest and East Coast is strategically located within a day’s drive of 70% of the U.S. population. These properties are well positioned to capitalize on strong industrial demand from these major population centers,” said Chad Pike, Founder and CIO of Makarora. “Makarora is committed to providing flexible capital solutions to U.S. real estate businesses, and we are excited to partner with the Plymouth team.”

“We are pleased to partner with Makarora to be both a flexible and scaled partner in an investment secured by a diverse portfolio of industrial properties, which is underscored by attractive market fundamentals and demonstrated asset performance,” said Joel Holsinger, Co-Head of Alternative Credit at Ares.

The transaction, which has been unanimously approved by Plymouth’s Board of Directors, is expected to close in early 2026, subject to approval by Plymouth’s shareholders and other customary regulatory approvals and other closing conditions.

Transaction Terms, Timing and Approvals

Plymouth intends to conduct a 30-day “go-shop” period that will expire at 11:59 PM ET on November 23, 2025, which permits Plymouth and its financial advisors to actively initiate, solicit and consider alternative acquisition proposals from third parties. Plymouth’s Board of Directors will have the right to terminate the Merger Agreement to enter into a superior proposal, subject to the terms and conditions of the Merger Agreement. There can be no assurance that this process will result in a superior proposal and Plymouth does not anticipate providing any updates during the 30-day “go-shop” period.

Plymouth will pay its previously announced third quarter dividend on October 31, 2025 and will pay dividends as reasonably necessary for the Company to maintain its status as a real estate investment trust for tax purposes and to avoid incurring any entity level income or excise tax, but Plymouth may not pay any other dividends during the term of the Merger Agreement.

Upon completion of the transaction, Plymouth will become a private company and shares of Plymouth’s common stock will be de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no longer trade on the NYSE.

As a result of today’s announcement, the Company does not plan to file its customary earnings release, supplemental information and prepared commentary or to host a conference call or webcast to discuss its financial results for the quarter ended September 30, 2025.

Advisors

KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC acted as Plymouth’s financial advisors. Morrison & Foerster

LLP and Alston & Bird LLP served as Plymouth’s legal counsel.

Moelis & Company LLC acted as the lead financial advisor to Makarora. Citigroup Global Markets Inc. (“Citi”) also served as a financial advisor to Makarora. Greenberg Traurig LLP and Simpson Thacher & Bartlett LLP served as Makarora’s legal counsel. Latham & Watkins LLP and Kirkland & Ellis LLP served as Ares’ legal counsel. Dechert LLP served as Citi’s legal counsel.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

About Makarora

Makarora Management LP is a New York-based investment management firm established in 2024 and led by senior professionals with extensive experience investing through global property market cycles. The Firm seeks to provide differentiated capital solutions to the commercial real estate sector spanning a wide range of investments, including opportunistic credit, structured capital, and equity.

About Ares

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, real estate, private equity and infrastructure asset classes. We seek to advance our stakeholders’ long-term goals by providing flexible capital that supports businesses and creates value for our investors and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of June 30, 2025, Ares Management Corporation's global platform had over $572 billion of assets under management, with operations across North America, South America, Europe, Asia Pacific and the Middle East. For more information, please visit www.aresmgmt.com.

How to Find Further Information

This press release does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of the Company by Makarora. In connection with the proposed transaction, the Company will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which the Company will furnish with any other relevant documents to its stockholders in connection with the special meeting of the Company’s stockholders to vote on the transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the transaction. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The proposals for consideration by the Company’s stockholders regarding the transaction will be made solely through the proxy statement. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge by directing a request to Plymouth Industrial REIT, Inc., 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110, Attention: Anne A. Hayward, Corporate Secretary. Security holders also will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by the Company with the SEC in connection with the transaction at the SEC’s website at http://www.sec.gov, and at the Company’s website at plymouthreit.com.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies in connection with the approval of the proposed transactions. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions and Director Independence”, which was filed with the SEC on March 3, 2025, (ii) the Company’s definitive Proxy Statement on Schedule 14A for its 2025 annual meeting of stockholders, including under the headings “Proposal 1: Election of Directors”, “Beneficial Ownership of Shares of Common Stock”, “Executive Officers”, “Executive Compensation”, “Compensation Tables” and “Certain

Relationships and Related Party Transactions”, which was filed with the SEC on April 28, 2025 and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the interests of such potential participants is or will be included in the proxy statement and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the transaction. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at plymouthreit.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements generally can be identified by phrases such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project,” or other words or phrase of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which the Company operates, management’s beliefs, assumptions made by management and the transactions described in this communication. While the Company’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the transaction that may be instituted against the parties and others following announcement of the Merger Agreement; (3) the inability to consummate the transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite stockholder approval and adoption, failure to obtain required regulatory approval or the failure to satisfy other conditions to completion of the transaction; (4) risks that the proposed transaction disrupts current plans and operations of the Company or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the transaction; (6) the amount of the costs, fees, expenses and charges related to the transaction; (7) the risk that the Merger Agreement may be terminated in circumstances requiring the Company to pay a termination fee; (8) the effect of the announcement of the transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its tenants, suppliers and others with whom it does business; (9) the effect of the announcement of the transaction on the Company’s operating results and business generally; (10) the risk that the Company’s stock price may decline significantly if the transaction is not consummated; and (11) the other risks and important factors contained and identified in the Company’s filings with the SEC, such as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as well as the Company’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

These risks, as well as other risks associated with the transaction, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the transaction. There can be no assurance that the transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date on which the statements are made. The Company does not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

Contacts

Plymouth Industrial REIT, Inc.

Ethan Farris

IR@plymouthreit.com

Makarora

Nathan Riggs / Todd Fogarty

nathan.riggs@kekstcnc.com/ todd.fogarty@kekstcnc.com